Exhibit 10.11

EXECUTION VERSION

November 27, 2013

Kevin McMillan

6616 Trail Bluff Drive

Plano, TX 75024

Dear Kevin:

As you know, Santa Maria Energy Holdings, LLC (the “Company”) intends to enter into an agreement and plan of merger (the “Merger Agreement”) with Hyde Park Acquisition Corp. II (“Hyde Park”), Santa Maria Energy Corporation (“Parent”), HPAC Merger Sub, Inc. (“Merger Sub 1”), SME Merger Sub, LLC (“Merger Sub 2”), pursuant to which, among other things (i) Merger Sub 1 shall be merged with and into Hyde Park and (ii) Merger Sub 2 shall be merged with and into the Company (collectively, the “Mergers”). We consider your continued contributions to the Company essential to the success of the Mergers and in order to encourage your continued dedication through the closing of the Mergers (the “Closing”), we have determined that you will be eligible to receive a transaction bonus in accordance with the terms and conditions set forth in this letter.

1. Bonus. Subject to your continued employment with the Company or its subsidiaries until at least immediately prior to the SME Effective Time (as defined in the Merger Agreement), the Company will pay you a bonus (the “Bonus”) equal to the amount that you would have been entitled to receive under the Company’s 2008 Phantom Equity Plan (the “Plan”) had you held an award of twenty (20) fully vested Phantom Equity Units (as defined in the Plan) immediately prior to the SME Effective Time. The Bonus will be paid to you in a single lump-sum payment (in cash, securities of equal value or a combination thereof, as agreed to by you and the Company) immediately prior to, at or promptly following the SME Effective Time, but in no event more than ten (10) business days following the SME Effective Time. In the event that, prior to the SME Effective Time, your employment with the Company and its subsidiaries terminates for any reason, your right to the Bonus will be forfeited, you will have no right to receive any portion of the Bonus, and the Company will have no further obligations to you under this letter.

2. Withholding. The Company may withhold from any amount payable under this letter such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

3. No Right to Continued Employment. Nothing contained in this letter shall (i) confer upon you any right to continue in the employ of the Company or its affiliates, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the right of the Company and its affiliates to terminate your employment at any time, for any reason, with or without cause.

4. Entire Agreement; Effectiveness. This letter constitutes the entire and complete agreement between you and the Company with respect to the subject matter hereof and supersedes any and all other agreement or arrangements, whether oral or written, between the Company and you (or any predecessor or representative thereof) with respect to the subject matter hereof. This letter shall become effective as of the Closing. If the Closing does not occur for any reason or the Merger Agreement is terminated in accordance with its terms, this letter shall terminate and be of no further force or effect.

5. Governing Law. This letter shall be administered, interpreted and enforced under the laws of the State of Delaware without regard to the conflicts of law principles thereof.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning the signed letter to David L. Pratt. Please retain one fully-executed original for your files.

Sincerely,

Santa Maria Energy Holdings, LLC

By:	/s/ David L. Pratt
Name: David L. Pratt
Title: President

Accepted, Acknowledged and Agreed,
this 27th day of November, 2013.

By:	/s/ Kevin McMillan
Kevin McMillan

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